Exhibit 99.1
News Release
PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:	Immediately
Date:	August 2, 2005
Contact:	Mr. Edward A. Stokx
(818) 244-8080, Ext. 649
PS Business Parks, Inc. Reports Results for the Second Quarter Ended June 30, 2005
Glendale, California - PS Business Parks, Inc. (AMEX:PSB) reported operating results for the second quarter ended June 30, 2005.
Net income allocable to common shareholders for the three months ended June 30, 2005 was $5.8 million or $0.26 per diluted share on revenues of $55.5 million compared to a net income of $5.2 million or $0.24 per diluted share on revenues of $52.0 million for the same period in 2004. Net income allocable to common shareholders for the six months ended June 30, 2005 was $13.1 million or $0.59 per diluted share on revenues of $109.5 million compared to a net income of $9.4 million or $0.43 per diluted share on revenues of $103.9 million for the same period in 2004.
Revenues increased $3.5 million for the three months ended June 30, 2005 over the same period in 2004 as a result of continued lease up of the Company’s portfolio. Net income allocable to common shareholders for the three months ended June 30, 2005 increased over the same period by $566,000 or $0.03 per diluted share resulting from the increase in revenues and a gain on the sale of assets of $1.0 million, partially offset by increased property operations, depreciation and general and administrative expenses.
Revenues increased $5.7 million for the six months ended June 30, 2005 over the same period in the prior year as a result of continued lease up and the acquisition completed in the second quarter of 2004. Net income allocable to common shareholders for the six months ended June 30, 2005 increased over the same period by $3.7 million or $0.17 per diluted share resulting from the increase in the gain on the sale of assets of $4.1 million, partially offset by increased distributions on preferred equity.
Supplemental Measures
Funds from operations (“FFO”) allocable to common shareholders and unit holders for the second quarter of 2005 and 2004 were $25.8 million, or $0.88 per diluted share, and $25.4 million, or $0.87 per diluted share, respectively. FFO allocable to common shareholders and unit holders for the six months ended June 30, 2005 was $51.6 million, or $1.76 per diluted share compared to $48.9 million or $1.67 per diluted share for the same period in 2004.
Subsequent to June 30, 2005, the Company redeemed at par value 480,000 units of its 8.875% Series Y Cumulative Preferred Operating Partnership Units for $12.0 million. In accordance with the Securities and Exchange Commission’s interpretation of Emerging Issues Task Force (“EITF”) Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the redemption of the Series Y preferred units resulted in an additional allocation of net income to preferred unit holders for the three and six months ended June 30, 2005 and a corresponding reduction of net income allocable to common shareholders of $301,000. The redemption of preferred equity during the six months ended June 30, 2004 resulted in a combined allocation of net income to preferred unit holders and shareholders and a corresponding reduction of net income allocable to common shareholders of $2.1 million.

The following table summarizes the impact of the implementation of the SEC’s clarification of EITF Topic D-42 on the Company’s FFO per common shareholders and unit holders for the three and six months ended June 30, 2005 and 2004:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
FFO per common share before adjustments	$0.89	$0.87	$1.77	$1.74
Application of EITF Topic D-42	(0.01)	—	(0.01)	(0.07)

FFO per common share, as reported	$0.88	$0.87	$1.76	$1.67

Property Operations
During the second quarter of 2005, the Company received a cash settlement in the amount of $547,000 in connection with a post-petition bankruptcy claim for a tenant that previously occupied approximately 91,000 square feet in Northern California. The lease was terminated as a result of the bankruptcy proceedings in May 2005.
In order to evaluate the performance of the Company’s overall portfolio over two given periods, management analyzes the operating performance of a consistent group of properties owned and operated throughout both years. The Company refers to those properties as the Same Park facilities. For the three and six months ended June 30, 2005 and 2004, the Same Park facilities constitute 17.1 million net rentable square feet, include all assets included in continuing operations that the Company owned and operated from January 1, 2004 through June 30, 2005, and represent approximately 99% of the weighted average square footage of the Company’s portfolio for 2005.
The Company’s property operations account for substantially all of the net operating income earned by the Company. The following tables present the operating results of the properties for the three and six months ended June 30, 2005 and 2004 in addition to other income and expense items affecting income from continuing operations. The Company breaks out Same Park operations to provide information regarding trends for properties the Company has held for the periods being compared (unaudited, in thousands, except per square foot amounts):

	Three Months Ended
	June 30,
	2005	2004	Change
Rental income:
Same Park facilities (17.1 million net rentable square feet) (1)	$54,618	$51,671	5.7%
Other facilities (165,000 net rentable square feet) (2)	739	177	317.5%

Total rental income	55,357	51,848	6.8%

Cost of operations (excluding depreciation):
Same Park facilities	16,262	15,316	6.2%
Other facilities	384	19	1,921.1%

Total cost of operations (excluding depreciation)	16,646	15,335	8.5%

Net operating income (rental income less cost of operations)(3):
Same Park facilities	38,356	36,355	5.5%
Other facilities	355	158	124.7%

Total net operating income	38,711	36,513	6.0%

Other income and expenses:
Facility management fees	144	160	(10.0)%
Interest and other income	982	51	1,825.5%
Interest expense	(280)	(833)	(66.4%)
Depreciation and amortization	(18,513)	(17,247)	7.3%
General and administrative	(1,326)	(1,004)	32.1%

Income before discontinued operations and minority interest	$19,718	$17,640	11.8%

Same Park gross margin(4)	70.2%	70.4%	(0.3%)
Same Park weighted average for period:
Occupancy	91.8%	88.4%	3.8%
Annualized realized rent per square foot(5)	$13.90	$13.65	1.8%

	Six Months Ended
	June 30,
	2005	2004	Change
Rental income:
Same Park facilities (17.1 million net rentable square feet) (1)	$107,680	$103,366	4.2%
Other facilities (165,000 net rentable square feet) (2)	1,537	177	768.4%

Total rental income	109,217	103,543	5.5%

Cost of operations (excluding depreciation):
Same Park facilities	31,857	31,017	2.7%
Other facilities	687	19	3,515.8%

Total cost of operations (excluding depreciation)	32,544	31,036	4.9%

Net operating income (rental income less cost of operations)(3):
Same Park facilities	75,823	72,349	4.8%
Other facilities	850	158	438.0%

Total net operating income	76,673	72,507	5.7%

Other income and expenses:
Facility management fees	289	315	(8.3)%
Interest and other income	1,380	78	1,669.2%
Interest expense	(562)	(2,099)	(73.2%)
Depreciation and amortization	(36,965)	(34,061)	8.5%
General and administrative	(2,764)	(2,095)	31.9%

Income before discontinued operations and minority interest	$38,051	$34,645	9.8%

Same Park gross margin(4)	70.4%	70.0%	0.6%
Same Park weighted average for period:
Occupancy	91.6%	88.6%	3.4%
Annualized realized rent per square foot(5)	$13.74	$13.63	0.8%

(1)	See above for a definition of Same Park facilities.

(2)	Represents assets owned by the Company as of June 30, 2005 that are not included in the Same Park facilities.

(3)	Net operating income (“NOI”) is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The Company’s calculation of NOI may not be comparable to those of other companies and should not be used as an alternative to measures of performance in accordance with generally accepted accounting principles.

(4)	Gross margin is computed by dividing NOI by rental income.

(5)	Realized rent per square foot represents the actual revenues earned per occupied square foot.

Financial Condition
The following are the Company’s key financial ratios with respect to its leverage at and for the three months ended June 30, 2005.

Ratio of FFO to fixed charges (1)	140.9
Ratio of FFO to fixed charges and preferred distributions(1)	2.9x
Debt and preferred equity to total market capitalization (based on common stock price of $44.45 at June 30, 2005)	36.1%
Available under line of credit at June 30, 2005	$100.0 million

(1)	Fixed charges include interest expense of $280,000.
Subsequent to June 30, 2005, the Company extended the term of its existing $100 million credit facility with Wells Fargo Bank. The interest rate on borrowings outstanding under the credit facility, which matures August 1, 2008, ranges from the London Interbank Offered Rate plus 0.50% to 1.20% depending on the Company’s credit rating.
Issuance of Preferred Stock
On May 2, 2005, the Company issued 3.3 million depositary shares, each representing 1/1,000 of a share of the 7.200% Cumulative Preferred Stock, Series M, at a par value of $25.00 per depositary share. The intended use of the proceeds from the offering will be to fund future preferred equity redemptions.
Property Dispositions
Subsequent to June 30, 2005, the Company entered into an agreement to sell a 574,000 square foot office and flex park in Beaverton, Oregon. The sale of the park, which was 76% leased during the second quarter, is expected to close during the third quarter. The operating results of the park have been included in income from discontinued operations.
During the quarter ended June 30, 2005, the Company realized a gain of approximately $1.0 million from the November 2004 sale of Largo 95 in Largo, Maryland. The gain was previously deferred due to the Company’s obligation to complete certain leasing related items. During the second quarter of 2005, these obligations were satisfied.
On February 15, 2005, the Company sold a 56,000 square foot retail center located at Miami International Commerce Center (“MICC”). The sales price was approximately $12.2 million, resulting in a gain of $967,000. In addition, on January 20, 2005, the Company closed on the sale of a 7,100 square foot unit at MICC for $740,000, resulting in a gain of $142,000. These assets were classified as properties held for disposition at December 31, 2004.
On January 31, 2005, the Company closed on the sale of 8.2 acres of land within the Cornell Oaks project in Beaverton, Oregon. The sales price for the land was $3.6 million, resulting in a gain of $1.8 million.
Stock Repurchase Program
In March 2000, the Company’s Board of Directors authorized the repurchase, from time to time, of up to 4.5 million shares of the Company’s common stock on the open market or in privately negotiated transactions. Since the inception of the program, the Company has repurchased an aggregate total of 2.6 million shares of common stock and 30,484 units in its Operating Partnership at an aggregate cost of approximately $70.7 million (average cost of $26.66 per share/unit). No shares were repurchased in 2004 or 2005.

Distributions Declared
The Board of Directors declared a quarterly dividend of $0.29 per common share on August 2, 2005. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock listed below. Distributions are payable September 30, 2005 to shareholders of record on September 15, 2005.

Series	Dividend Rate	Dividend Declared
Series D	9.500%	$0.593750
Series F	8.750%	0.546875
Series H	7.000%	0.437500
Series I	6.875%	0.429688
Series K	7.950%	0.496875
Series L	7.600%	0.475000
Series M	7.200%	0.450000
Company Information
PSB is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of June 30, 2005, PSB wholly-owned approximately 17.9 million net rentable square feet of commercial space with approximately 3,300 customers located in eight states, concentrated primarily in California (5.2 million sq. ft.), Texas (2.9 million sq. ft.), Florida (3.3 million sq. ft.), Oregon (1.9 million sq. ft.), Virginia (2.8 million sq. ft.) and Maryland (1.2 million sq. ft.).
Forward-Looking Statements
When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.
Additional information about PS Business Parks, Inc., including more financial analysis of the second quarter operating results, is available on the Internet. The Company’s web site is www.psbusinessparks.com.
A conference call is scheduled for August 3, 2005 at 10:00 a.m. (PDT) to discuss the second quarter results. The toll free number is 1-800-399-4409; the conference ID is 7462027. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through August 10, 2005 at 1-800-642-1687. A replay of the conference call will also be available on the Company’s website.
Additional financial data attached.

PS BUSINESS PARKS, INC.
SELECTED FINANCIAL DATA
(unaudited, in thousands)

	At June 30, 2005	At December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$149,150	$39,688
Properties held for disposition, net	$56,643	$67,632
Real estate facilities, before accumulated depreciation	$1,522,052	$1,504,536
Total assets	$1,444,060	$1,363,829
Total debt	$11,161	$11,367
Preferred operating units called for redemption	$12,000	$—
Minority interest – common units	$168,994	$169,295
Minority interest – preferred units	$115,750	$127,750
Perpetual preferred stock	$593,350	$510,850
Common shareholders’ equity	$506,525	$506,114
Total common shares outstanding at period end	21,896	21,840

Total common shares outstanding at period end, assuming conversion of all Operating Partnership units into common stock	29,202	29,145

PS BUSINESS PARKS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Rental income	$55,357	$51,848	$109,217	$103,543
Facility management fees primarily from affiliates	144	160	289	315

Total operating revenues	55,501	52,008	109,506	103,858

Expenses:
Property operations	16,646	15,335	32,544	31,036
Depreciation and amortization	18,513	17,247	36,965	34,061
General and administrative	1,326	1,004	2,764	2,095

Total operating expenses	36,485	33,586	72,273	67,192

Other income and expenses:
Interest and other income	982	51	1,380	78
Interest expense	(280)	(833)	(562)	(2,099)

Total other income and expenses	702	(782)	818	(2,021)

Income from continuing operations before minority interests	19,718	17,640	38,051	34,645

Minority interests in continuing operations:
Minority interest in income – preferred units:
Distributions paid to preferred unit holders	(2,691)	(4,805)	(5,382)	(9,615)
Redemption of preferred operating partnership units	(301)	—	(301)	(267)
Minority interest in income – common units	(1,497)	(1,439)	(2,971)	(2,478)

Total minority interests in continuing operations	(4,489)	(6,244)	(8,654)	(12,360)

Income from continuing operations	15,229	11,396	29,397	22,285

Discontinued operations:
Income from discontinued operations	684	1,368	1,675	2,828
Gain (loss) on disposition of real estate	1,016	(168)	3,930	(168)
Minority interest in earnings attributable to discontinued operations – common units	(424)	(305)	(1,404)	(671)

Income from discontinued operations	1,276	895	4,201	1,989

Net income	16,505	12,291	33,598	24,274

Net income allocable to preferred shareholders:
Preferred distributions
Preferred distributions paid	10,733	7,085	20,502	13,044
Redemption of preferred stock	—	—	—	1,866

Total preferred distributions	10,733	7,085	20,502	14,910

Net income allocable to common shareholders	$5,772	$5,206	$13,096	$9,364

Net income per common share – basic:
Continuing operations	$0.21	$0.20	$0.41	$0.34
Discontinued operations	$0.06	$0.04	$0.19	$0.09
Net income	$0.26	$0.24	$0.60	$0.43
Net income per common share – diluted:
Continuing operations	$0.20	$0.20	$0.40	$0.34
Discontinued operations	$0.06	$0.04	$0.19	$0.09
Net income	$0.26	$0.24	$0.59	$0.43
Weighted average common shares outstanding:
Basic	21,893	21,808	21,872	21,710

Diluted	22,029	22,016	22,015	21,942

PS BUSINESS PARKS, INC.
Computation of Funds from Operations (“FFO”) and Funds Available for Distribution (“FAD”)
(unaudited, in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Computation of Diluted Funds From Operations per Common Share (“FFO”) (1):
Net income allocable to common shareholders	$5,772	$5,206	$13,096	$9,364
Adjustments:
(Gain) loss on disposition of real estate	(1,016)	168	(3,930)	168
Depreciation and amortization	19,084	18,330	38,100	36,214
Minority interest in income – common units	1,921	1,744	4,375	3,149

FFO allocable to common shareholders/unit holders	$25,761	$25,448	$51,641	$48,895

Weighted average common shares outstanding	21,893	21,808	21,872	21,710
Weighted average common OP units outstanding	7,305	7,305	7,305	7,305
Weighted average stock options outstanding using treasury method	136	208	143	232

Weighted average common shares and OP units for purposes of computing fully-diluted FFO per common share.	29,334	29,321	29,320	29,247

Diluted FFO per common share equivalent	$0.88	$0.87	$1.76	$1.67

Computation of Funds Available for Distribution (“FAD”) (2):

FFO allocable to common shareholders	$25,761	$25,448	$51,641	$48,895

Adjustments:
Maintenance capital expenditures	(1,165)	(802)	(1,504)	(1,682)
Tenant improvements	(5,259)	(6,160)	(11,706)	(9,387)
Lease commissions	(1,679)	(2,321)	(3,233)	(3,734)
Straight-line rent	(1,069)	(727)	(2,257)	(1,379)
Stock-based compensation expense	306	174	434	496
In-place rents adjustment	39	39	78	78
Impact of EITF Topic D-42	301	—	301	2,133

FAD	$17,235	$15,651	$33,754	$35,420

Distributions to common shareholders and unit holders	$(8,460)	$(8,443)	$(16,928)	$(16,841)

Distribution payout ratio	49.1%	53.9%	50.2%	47.5%

(1)	Funds From Operations (“FFO”) is computed in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income, computed in accordance with generally accepted accounting principles (“GAAP”), before depreciation, amortization, minority interest in income, gains or losses on asset dispositions and extraordinary items. FFO should be analyzed in conjunction with net income. However, FFO should not be viewed as a substitute for net income as a measure of operating performance or liquidity as it does not reflect depreciation and amortization costs or the level of capital expenditure and leasing costs necessary to maintain the operating performance of the Company’s properties, which are significant economic costs and could materially impact the Company’s results from operations. Other REITs may use different methods for calculating FFO and, accordingly, the Company’s FFO may not be comparable to other real estate companies.

(2)	Funds available for distribution (“FAD”) is computed by deducting from consolidated FFO recurring capital expenditures, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, capitalized leasing commissions and straight-line rent from FFO and adding stock-based compensation expense, in-place rents adjustment and the impact of EITF Topic D-42. Like FFO, the Company considers FAD to be a useful measure for investors to evaluate the operations and cash flows of a REIT. FAD does not represent net income or cash flow from operations as defined by GAAP .